SECOND AMENDMENT OF SECURITIES LENDING AGENCY AGREEMENT
          This Second Amendment of the Securities Lending Agency Agreement (“Amendment”) is entered into as of the 20 day of May 2009, by and between American Beacon Funds (the “Trust”) on behalf of its individual series thereof, and Brown Brothers Harriman & Co. (“BBH”).
WHEREAS, the Trust and BBH entered into a Securities Lending Agency Agreement dated as of March 15, 2008, as amended to date (the “SLAA”);
NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree to amend the SLAA as follows:
1.	Schedule 2, Approved U.S. Borrowers is hereby amended and restated as set forth herein.

2.	Schedule 3, Fees, is hereby amended and restated as set forth herein.

3.	Schedule 3a, is hereby deleted.

4.	All other terms and conditions not amended hereby shall remain in full force and effect.
This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
BROWN BROTHERS HARRIMAN & CO.

By:	/s/Mark H. Payson, Jr.

Name:	Mark H. Payson, Jr.
Title:
Date:	As of May 20, 2009

American Beacon Funds

By:	/s/ William F. Quinn
Name:	William F. Quinn
Title:	Chairman
Date:	As of May 20, 2009

SCHEDULE 2
Approved U.S. Borrowers
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
ING Financial Markets LLC
[JP Morgan Clearing Corp.]
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
MS Securities Services Inc.
SG Americas Securities, LLC
UBS Securities LLC
The maximum allowable market value of securities on loan per borrower is 10% of the Fund’s total assets. For avoidance of doubt, total assets includes the market value of collateral held by the Fund.

SCHEDULE 3
FEES
Effective as of March 15, 2008, for each cash collateralized loan effected hereunder, 15% of the difference between (i) the income earned on the investment of Cash Collateral held with respect to such loan (after deduction of any custody, investment, management or related fees) and (ii) the Cash Collateral Fee (as defined in the applicable SLA) paid to the borrower in respect of such loan.
Effective as of March 15, 2008, for each non-cash collateralized loan effected hereunder, 15% of the Loan Fee (as defined in the applicable SLA) paid by the borrower with respect to such loan.

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